gary b. wolff, p.c.

  Counselor At Law

805 Third Avenue

Twenty First Floor

New York, New York 10022

Telephone: 212-644-6446

Facsimile: 212-644-6498

E-Mail:  wolffpc@attglobal.net

Exhibit 5.1 and 23.2

March 12, 2007

United States Securities

and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:

Max Nutrition, Inc.  (herinafter “MAX”) Registration Statement on Form SB-2 Relating

to 1,800,000 shares of MAX’s Common Stock, par value $.001per share

Gentlemen:

I have been requested by MAX, a Nevada corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering 1,800,000 shares which will be offered by the Selling Shareholder(s) of MAX.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of MAX, each as amended to date, copies of the records of corporate proceedings of MAX, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered (which are already issued and outstanding) when sold in the manner described in the Registration Statement, will be and are legally issued, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolff